CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                       of

                   SERIES A $3.00 Convertible Preferred Stock

                                       of

                         PACIFIC RIM ENTERTAINMENT, INC.

            Pursuant to Section 151(g) of the General Corporation Law
                            of the State of Delaware

         Pacific Rim Entertainment, Inc., a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") in an action taken as of November 17, 1997, has duly adopted the following resolution amending a series of its Preferred Stock, $.01 par value, designating a segment thereof as Series A $3.00 Convertible Preferred Stock:

         WHEREAS, the Certificate of Incorporation of the Company presently authorizes the issuance of 1,000 shares of Preferred Stock, $.01 par value, in one or more series upon terms and conditions that are to be designated by the Board of Directors;

         WHEREAS, in order to accommodate a business purpose deemed proper by the Board of Directors, i.e., to facilitate a private placement (the "Private Placement") of securities in the amount of $3,660,000 which when completed will generate additional working capital for the Company, the Board of Directors does hereby seek to provide for the designation of segment of the Company's Preferred Stock as "Series A $3.00 Convertible Preferred Stock;"

         WHEREAS, the terms, conditions, voting rights, preferences, limitations and special rights of the Series A $3.00 Convertible Preferred Stock in their entirety are as provided herein.

         NOW, THEREFORE, be it:

         RESOLVED, that a series of the class of authorized Preferred Stock, $.01 par value, of the Company hereinafter designated "Series A $3.00 Convertible Preferred Stock," be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating and other specials rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:


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         Section 1. Designation and Amount.

         The shares of such series shall be designated as the "Series A $3.00 Convertible Preferred Stock" (the "Series A $3.00 Convertible Preferred Stock") and the number of shares initially constituting such series shall be 200 which may be issued in whole or fractional shares.

         Section 2. Dividends and Distributions.

         Except as required by law, each holder of shares of Series A $3.00 Convertible Preferred Stock shall not be entitled to receive dividends.

         Section 3. Voting Rights.

         Except as required by law, the holders of shares of Series A $3.00 Convertible Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

         Section 4. Liquidation, Dissolution, Winding Up or Certain Mergers or Consolidations.

            (a) If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Company, or engage in a merger, plan of reorganization or consolidation in which the Company is not the surviving corporation, then and in that event, no distribution shall be made to the holders of shares of Common Stock or any other capital stock of the Company ranking junior to the Series A $3.00 Convertible Preferred Stock, the holders of the Series A $3.00 Convertible Preferred Stock and the holders of the Company's Series B $3.00 Convertible Preferred Stock shall have first received an amount in cash or equivalent value in securities or other consideration equal to the "liquidation preferences" thereof. If upon any liquidation, dissolution, winding up, merger, plan of reorganization or consolidation, the amount so payable or distributable does not equal or exceed the "liquidation preferences" of the Series A $3.00 Convertible Preferred Stock and the Series B $3.00 Convertible Preferred Stock, then, and in that event, the amount of cash so payable, and amount of securities or other consideration so distributable, shall be shared ratably according to the respective "liquidation preferences" of the holders of the Series A $3.00 Convertible Preferred Stock and the holders of the Series B $3.00 Convertible Preferred Stock. After payment in full of the "liquidation preferences" owed to the holders of the Series A $3.00 Convertible Preferred Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Series A $3.00 Convertible Preferred Stock and the holders of the Series B $3.00 Convertible Preferred Stock, to share in all remaining assets of the Company in accordance with their

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

respective interests. For the purposes hereof, the term "liquidation preference(s)" shall mean $30,000 per share with respect to the Series A $3.00 Convertible Preferred Stock.

            (b) Except as provided in subparagraph (a) above, neither the consolidation, merger or other business combination of the Company with or into any other person or persons in which the Company is the surviving corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company to a person or persons other than the holders of the Company's Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Company.

         Section 5. Conversion.

            (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series A $3.00 Convertible Preferred Stock shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock. Commencing upon issuance, the principal amount of the purchase price of each share of Series A $3.00 Convertible Preferred Stock may, at the option of the holder thereof, be converted at a rate (the "Conversion Rate") equal to $3.00 per share of Common Stock.

            (b) The number of shares of Common Stock into which each share of Series A $3.00 Convertible Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

               (i) In case the Company shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common stock into a smaller number of shares of Common Stock, and in each case,

                  (A) the number of shares of Common Stock into which each share of Series A $3.00 Convertible Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series A $3.00 Convertible Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

                  (B) an adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

               (ii) In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the Common

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Stock and excluding (X) any transaction to which clause (i) of this paragraph
(b) applied, and (Y) a merger or consolidation in which the Company is the surviving corporation in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing), then, as a condition of the consummation of such transaction, in addition to the requirements of paragraph 4(a), lawful and adequate provision shall be made so that each holder of shares of Series A $3.00 Convertible Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Series A $3.00 Convertible Preferred Stock is convertible immediately prior to the consummation of such transaction.

            (c) In case the Company shall be a party to a transaction described in subparagraph (b)(ii) above resulting in the change or exchange of the Company's Common Stock then, from and after the date of announcement of the pendency of such subparagraph (b)(ii) transaction until the effective date thereof, each share of Series A $3.00 Convertible Preferred Stock may be converted, at the option of the holder thereof, into shares of Common Stock on the terms and conditions set forth in this Section 5, and if so converted during such period, such holder shall be entitled to receive such consideration in exchange for such holder's shares of Common Stock as if such holder had been the holder of such shares of Common Stock as of the record date for such change or exchange of the Common Stock.

            (d) The holder of any shares of Series A $3.00 Convertible Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purpose to the Company, at the offices of the Company, at 1661 East Camelback Road, Suite 245, Phoenix, Arizona 85016, or any successor location, a certificate or certificates representing the shares of Series A $3.00 Convertible Preferred Stock to be converted with the form of election to convert (the "Election to Convert") on the reverse side of the stock certificate completed and executed as indicated, thereby stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the Election to Convert shall specify a name or names other than that of such holder, it shall be accompanied by payment of all transfer or other taxes payable upon the issuance of shares of Common Stock in such name or names that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A $3.00 Convertible Preferred Stock pursuant hereto. The Company will have no responsibility to pay any taxes with respect to the Series A $3.00 Convertible Preferred Stock. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of the Election to Convert, and, if applicable, payment of all transfer or other taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common stock to which the holder of

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shares of Series A $3.00 Convertible Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series A $3.00 Convertible Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of the Election to Convert and of such surrender of the certificate or certificates representing the shares of Series A $3.00 Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Company shall not be required to convert, and no surrender of shares of Series A $3.00 Convertible Preferred Stock shall be effective for that purpose, while the transfer books of the Company for the Common Stock are closed for any purpose (but not for any period in excess of 15 calendar days); but the surrender of shares of Series A $3.00 Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series A $3.00 Convertible Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

            (e) In connection with the conversion of any shares of Series A $3.00 Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Conversion Rate.

         Section 6. Reports as to Adjustments.

         Whenever the number of shares of Common Stock into which each share of Series A $3.00 Convertible Preferred Stock is convertible is adjusted as provided in Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding shares of Series A $3.00 Convertible Preferred Stock at their respective addresses as the same shall appear in the Company's stock records a notice stating that the number of shares of Common Stock into which the shares of Series A $3.00 Convertible Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A $3.00 Convertible Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 7. Redemption.

            (a) Commencing six (6) months from the date of this Certification of Designations, all, but not less than all, of the shares of Series A $3.00 Convertible Preferred Stock may be redeemed at any time by the Company at its sole discretion and election at $3.00 per share upon thirty days written notice to the holders (the "Redemption Date"), provided that at the time of the


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Redemption Notice: (i) the average closing "bid" and "ask" prices of the Common
Stock shall have exceeded $5.00 for the twenty (20) trading days preceding the Redemption Notice; (ii) the shares of Common Stock issued or issuable upon conversion of the Series A $3.00 Convertible Preferred Stock are subject to an effective Registration Statement; and (iii) the Company's placement agent (the "Placement Agent") for the Private Placement shall have waived any restrictions upon resale of such shares. Holders shall be entitled to convert their shares of Series A $3.00 Convertible Preferred Stock during the thirty (30) trading day period commencing on the date of the Redemption Notice.

            (b) The Redemption Notice shall be given in writing by the Company to all holders of record within fifteen (15) days of the last consecutive Trading Day by mail at such holder's address as it appears on the transfer books of the Company, and the time of mailing such notice shall be deemed the time of delivery. The Redemption Notice shall set forth the date of redemption. Such notice shall be given to the holders not less than thirty (30) days prior to the date of redemption. Commencing thirty (30) days after the date of the Redemption Notice, the Company shall have the right to redeem, at any time, all of the outstanding shares of Series A $3.00 Convertible Preferred Stock by paying therefor in cash $3.00 per share.

            (c) If the Company so elects, the Company shall provide for the payment of the redemption price by depositing the requisite monies, with a bank or trust company of adequate capitalization of its choice as Paying Agent on the date specified for redemption (provided the Redemption Notice shall state the name and address of such Paying Agent and the intention of the Company to deposit and the availability of the moneys). All rights of the holders thereof as shareholders of the Company, except the right to receive the applicable redemption price (without interest) shall cease and terminate. Any interest allowed on the moneys so deposited shall be paid to the Company. Any moneys (or other consideration, if applicable) so deposited which shall remain unclaimed by the holders of such Series A $3.00 Convertible Preferred Stock at the end of three (3) years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Company.

         Section 8. Registration Rights.

         The Company has agreed that as soon as practicable after the closing of the Merger, it will prepare and file, with the Securities and Exchange Commission, and use its best efforts to have declared effective, a Registration Statement on Form SB-2 or other equivalent form pursuant to which the Company shall register the potential resale of the Common Stock issuable upon conversion of the Series A $3.00 Convertible Preferred Stock. The expenses of such registration will be borne by the Company.

         Notwithstanding the foregoing, the Company may delay filing the registration statement, and may withhold efforts to cause the registration statement to become effective, if the Company determines in good faith that such registration might (i) interfere with or affect the negotiation or completion of any transaction that is being contemplated by the Company (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (ii) involve initial or continuing disclosure obligations that might not be in the best interest of the Company's stockholders. If, after the registration statement becomes effective, the Company advises


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the holders of registered shares that the Company considers it appropriate for the registration statement to be amended, the holders of such shares shall suspend any further sales of their registered shares until the Company advises them that the registration statement has been amended.

         Each holder of Series A $3.00 Convertible Preferred Stock whose shares are registered pursuant to the registration rights set forth herein shall indemnify and hold harmless the Company, each of its directors and each of its officers from and against any and all claims, damages or liabilities, joint or several, to which they or any of them may become subject, including all legal and other expenses, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the circumstances in which they were made, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such holder expressly for use therein. The liability of any such holder shall be limited to the aggregate price at which such holder's shares of the Company is sold.

         In connection with the registration rights, the Company shall have no obligation: (i) to assist or cooperate in the offering or disposition of such shares of Common Stock; (ii) to indemnify or hold harmless the holders of the securities being registered; (iii) to obtain a commitment from an underwriter relative to the sale of such shares; or (iv) to include such shares of Common Stock within an underwritten offering of the Company.

         Section 9. Restriction Upon Resale.

         The Series A $3.00 Convertible Preferred Stock and the shares of Common Stock issuable upon conversion of the Series A $3.00 Convertible Preferred Stock may not be transferred, sold, encumbered or otherwise disposed of for a period of eighteen months after the closing of the Merger without the prior written consent of the Placement Agent.

         Section 10. Reacquired Shares.

         Any shares of Series A $3.00 Convertible Preferred Stock converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $.01 par value, of the Company and may be reissued as part of another series of Preferred Stock, $.01 par value, of the Company.

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


         Section 11. Certain Definitions.

         For the purposes of the Certificate of Designation of Series A $3.00 Convertible Preferred Stock which embodies this resolution:

         "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A $3.00 Convertible Preferred Stock to be duly executed by its President this ______ day of December, 1997.


                                          PACIFIC RIM ENTERTAINMENT, INC.


                                          By:
                                             -----------------------------------
                                             Steven B. Rosner, President




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